Exhibit 107

Calculation of Filing Fee Tables

F-1

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(Form Type)

 Huarui International New Material Limited

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Share, $0.0083 par value per share(1)	457(o)	2,760,000	$5.00	$13,800,000	0.0000927	$1,505.58
Fees to Be Paid	Other	Underwriter’s Warrants (2)	Other	-	-	-	-	$0.00
Fees to be Paid	Equity	Ordinary Shares underlying the Underwriter’s Warrants (2)	457(o)	192,000	$5.75	$1,104,000	0.0000927	$120.45
Fees Previously Paid	-	-	-	-	-	-	-	$1,626.03
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts							$1,626.03
	Total Fees Previously Paid							$1,626.03
	Total Fee Offsets							-
	Net Fee Due							$0.00

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional ordinary shares that the underwriters have the option to purchase to cover over-allotments if any. In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends, or similar transactions.
(2)	The Registrant will issue to Univest Securities, LLC, the representative of the underwriters, warrants to purchase a number of ordinary shares equal to an aggregate of 8% of the ordinary shares sold in the offering. The exercise price of the warrants is equal to 115% of the offering price of the ordinary shares offered hereby. The warrants are exercisable at any time, and from time to time, in whole or in part, within five years from the date of commencement of sales of the offering.